Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIME MERIDIAN HOLDING COMPANY REPORTS

SECOND QUARTER 2017 RESULTS

TALLAHASSEE, FL., July 21, 2017 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG), the parent bank holding company for Prime Meridian Bank today announced unaudited financial results for the three-month and six-month periods ended June 30, 2017. The Company reported net earnings of $765,000, or $0.30 per basic and diluted share, for the quarter ended June 30, 2017, compared to net earnings of $582,000 or $0.29 per basic and diluted share, for the quarter ended June 30, 2016. For the first six months of 2017, the Company reported net earnings of $1.3 million or $0.57 per basic and diluted share, compared to $964,000, or $0.49 per basic and diluted share, for the same period in 2016.

The quarter was highlighted by the Company’s successful conclusion of its public offering netting approximately $17 million in additional capital. According to Sammie D. Dixon, President and Chief Executive Officer, “the offering was increased from its originally announced amount of $15 million and was over-subscribed reflecting investors’ confidence in the Company.”

Dixon said the Company intends to use the net proceeds of the offering for general corporate purposes, including maintaining liquidity and continuing to support the growth of the Bank. The net proceeds may also be used for branching or acquisition opportunities in the North Florida, South Georgia, and South Alabama markets.

The successful capital raise was bolstered by the Bank’s continued strong loan growth, with loans growing 7.3% since the first quarter of 2017 and 8.7% since December 31, 2016. Mortgage banking revenue grew 66.1% – also since March – and 84.5% over the same quarter last year.

“We reached new records in loans, deposits, revenues and net earnings,” said Dixon who attributes the performance to, “staying true to our mission of building a high-performing community bank focused on serving clients and communities in the Tallahassee MSA and surrounding markets.”

Key Performance Highlights

•	Net income for the second quarter of 2017 increased 31.4% year over year to $765,000, primarily attributable to 19.1% growth in net interest income and 32.9% growth in non-interest income.

•	In addition to the Company’s aforementioned strong loan growth, deposits have increased nearly $17.0 million since December 31, 2016, with nearly all of that growth coming from lower cost transaction accounts.

•	Tangible book value per share increased to $14.67, or 6.8%, from March 31, 2017, as a result of retained earnings and the additional capital raised during the quarter.

•	For the quarter ended June 30, 2017, the annualized Return on Average Assets was 0.94%, the annualized Return on Average Equity was 8.21%, and the net interest margin improved 13 basis points since last quarter to 3.73%.

Earnings Summary

Interest Income

For the quarter ended June 30, 2017, total interest income grew to $3.2 million, compared to $2.7 million for the same period a year ago. The $522,000, or 19.7%, increase is primarily attributed to an increase in average loans. Average loan balances increased 14.2% to $235.7 million for the three months ended June 30, 2017, compared to the same period a year ago. The average yield on loans also increased from 4.67% during the second quarter of 2016 to 4.75% during the second quarter of 2017, mainly due to an increase in market interest rates. Increased interest income on both securities and other interest earning assets also contributed to the growth in total interest income as both average balances and yields increased. Average securities increased 19.1% year over year, while the average yield increased 29 basis points to 2.28%. The average balance of other interest earning assets also increased year over year. Monies raised during the Company’s most recent public stock offering were promptly invested in federal funds sold and accounted for the majority of the $17.4 million increase in other interest earning assets. Additionally, the Company benefitted from an increase in the federal funds rate in mid-June.

For the six months ended June 30, 2017, total interest income grew $936,000, or 18.2%, to $6.1 million, compared to the same period a year ago. The increase again was mostly driven by the interest earned on higher average loan balances, which increased 15.7% to $231.4 million for the six months ended June 30, 2017. Higher interest income on both securities and other interest earnings assets also contributed to the overall gain.

On a linked quarter1 basis, total interest income increased $261,000, or 9.0%. Similar to the other periods discussed, the increase was driven by the interest earned on higher average loan balances, with higher interest income from both securities and other interest earning assets also contributing to the overall increase.

Interest Expense

Compared to the same periods a year ago, interest expense increased 27.4%, or $55,000, for the quarter, and 28.0%, or $110,000 for the six-month period ended June 30, 2017. The increase in both periods can be attributed to higher average balances of interest bearing deposits as well as higher average rates paid on deposits. For the three months ended June 30, 2017, the average balance of interest bearing deposits increased 16.1% to $214.8 million, while the average rate paid on deposits increased five basis points to 0.48%. For the six months ended June 30, 2017, the average balance of interest bearing deposits increased 18.0% to $214.3 million, while the average rate paid on deposits increased four basis points to 0.47%.

Provision for Loan Losses

The provision for loan losses was $120,000 and $155,000 for the three months and the six months ended June 30, 2017, a decrease of $50,000 and $149,000, as compared to the same periods in 2016. The decrease primarily reflects changes in the qualitative factors used by the Company in determining its provision, as both the Company and its peers have experienced improved asset quality trends in recent periods.

On a linked quarter basis, the provision for loan losses increased by $85,000, as loans grew $16.4 million from the first quarter to the second quarter of 2017.

Net Interest Margin

The net interest margin was 3.73% for the three months ended June 30, 2017, compared to 3.78% for the same period in 2016. For the six months ended June 30, 2017, the net interest margin was 3.67%, compared to 3.76% for the same period a year ago. Despite increased yields across all categories of interest earning assets, a change in the interest earning assets mix led to the lower overall yield as money raised in the second quarter capital offering was temporarily invested in lower yielding federal funds sold until future opportunities arise.

Non-interest Income

Compared to the same periods a year ago, non-interest income increased $148,000, or 32.9%, for the quarter, and $280,000, or 37.8%, for the six-month period ended June 30, 2017. Higher mortgage banking revenues continues to drive this growth, increasing $191,000, or 84.5%, for the quarter and $291,000, or 77.2%, for the six-month period ended June 30, 2017. Increases in service charges and fees on deposit accounts, credit card and debit card income, and ATM fees also contributed to the overall gain in non-interest income. These increases are primarily a function of more accounts and increased usage. These gains were partially offset by an absence of gain on sale of securities for the three-month and six-month periods ended June 30, 2017, when compared to the same periods in 2016.

On a linked quarter basis, non-interest income increased $175,000, or 41.4%, attributed almost entirely to gains in mortgage banking revenue.

Non-interest Expense

Non-interest expense increased $393,000, or 21.5%, for the quarter and $723,000, or 19.5%, for the six months ended June 30, 2017, compared to the same periods a year ago. With the exception of professional fees, non-interest expenses were up across all categories. Salaries, mortgage banking commissions, and employee benefits were the primary expense drivers in both periods as the Bank continues to increase its employee base. Full-time equivalent employees increased from 56 at June 30, 2016 to 68 at June 30, 2017.

Balance Sheet

At June 30, 2017, the Company reported $339.3 million in total assets, $292.2 million in deposits, and $242.1 million in portfolio net loans. This compares to $303.9 million in total assets, $275.3 million in deposits, and $222.8 million in portfolio net loans at December 31, 2016. The composition of the Bank’s loan portfolio was as follows on the indicated dates:

Prime Meridian Holding Company and Subsidiary

Loans by Class

(Dollars in thousands )

	June 30, 2017 (unaudited)		December 31, 2016

	Amount	% of Total	Amount	% of Total
Commercial real estate	$70,708	28.9%	$65,805	29.2%
Residential real estate and home equity	94,100	38.5%	88,883	39.4%
Construction	27,275	11.1%	19,991	8.9%
Commercial	47,698	19.5%	46,340	20.6%
Consumer	4,936	2.0%	4,275	1.9%

Total Loans	244,717	100.0%	225,294	100.0%

Net deferred loan costs	460		350
Allowance for loan losses	(3,028)		(2,876)

Loans, net	$242,149		$222,768

Total stockholders’ equity was $45.5 million, or 13.4% of total assets at June 30, 2017, compared to $27.1 million, or 8.9% of total assets, at December 31, 2016. Book value per share increased from $13.51 at December 31, 2016 to $14.67 at June 30, 2017, with 3,098,280 common shares outstanding.

The Company completed a public stock offering during the second quarter which netted the Company approximately $17 million in additional capital to be used for general corporate purposes, maintaining liquidity, and expansionary activities.

As of June 30, 2017, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 9.67%, a 12.61% Common Equity Tier 1 Risk-Based Capital Ratio, a 12.61% Tier 1 Risk-Based Capital Ratio, and a 13.82% Total Risk-Based Capital Ratio.

Asset Quality

Loans totaling $137,000 were deemed to be impaired under the Bank’s policy at June 30, 2017, while loans totaling $811,000 were deemed to be impaired under the Bank’s policy at December 31, 2016. At June 30, 2017, the Bank had two nonaccrual loans in the aggregate amount of $137,000 compared to four nonaccrual loans totaling $811,000 at December 31, 2016. Since December 31, 2016, one nonaccrual loan was paid off in full and another nonaccrual loan returned to accrual status. For the quarter ended June 30, 2017, a charge-off of $2,000 was offset by a $2,000 recovery. Management believes that the allowance for loan losses which was $3.0 million, or 1.24% of gross loans, at June 30, 2017 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state-chartered non-member bank. Founded in 2008, the Bank serves its primary market of the Tallahassee Metropolitan Statistical Area, but also serves clients in the North Florida and South Georgia markets. The Bank currently has three office locations, two in Tallahassee, and a third branch in Crawfordville, Florida. As of June 30, 2017, the consolidated Company had 68 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit our website at www.primemeridianbank.com.

Tables Follow

(1)	Linked quarter - a financial measurement comparing two consecutive quarters

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statement of Earnings (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2017	2016	2017	2016
Interest Income:
Loans	$2,838	$2,447	$5,473	$4,721
Securities	248	182	457	382
Other	88	23	157	48

Total interest income	3,174	2,652	6,087	5,151
Interest expense -
Deposits	256	201	503	393

Net interest income	2,918	2,451	5,584	4,758
Provision for loan losses	120	170	155	304

Net interest income after provision for loan losses	2,798	2,281	5,429	4,454

Non-interest income:
	81	52	161	100
Mortgage banking revenue	417	226	668	377
Income from bank-owned life insurance	11	13	23	25
Gain (loss) on sale of securities available for sale	—	87	(1)	102
Other income	89	72	170	137

Total non-interest income	598	450	1,021	741

Non-interest expense:
Salaries and employee benefits	1,239	959	2,486	1,944
Occupancy and equipment	233	212	480	415
Professional fees	82	99	145	204
Advertising	157	108	311	267
FDIC/State assessment	42	34	88	66
Software maintenance, amortization and other	133	124	262	250
Other	333	290	656	559

Total non-interest expense	2,219	1,826	4,428	3,705

Earnings before income taxes	1,177	905	2,022	1,490
Income taxes	412	323	721	526

Net earnings	$765	$582	1,301	$964

Earnings per common share:
Basic	$0.30	$0.29	$0.57	$0.49
Diluted	0.30	0.29	0.57	0.49
Cash dividends per common share(1)	—	—	0.07	0.05

(1)	Annual cash dividends were paid during the first quarters of 2016 and 2017

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars in thousands except per share data)

	Q2’17	Q1’17	Q4’16	Q3’16	Q2’16	Q1’16	Q4’15
Interest income:
Loans	$2,838	$2,635	$2,662	$2,573	$2,447	$2,274	$2,233
Securities	248	209	162	156	182	200	216
Other	88	69	43	26	23	25	16

Total interest income	3,174	2,913	2,867	2,755	2,652	2,499	2,465

Interest Expense:
Deposits	256	247	231	205	201	192	190
Other borrowings	—	—	—	1	—	—	2

Total interest expense	256	247	231	206	201	192	192

Net interest income	2,918	2,666	2,636	2,549	2,451	2,307	2,273
Provision for loan losses	120	35	12	108	170	134	100

Net interest income after provision for loan losses	2,798	2,631	2,624	2,441	2,281	2,173	2,173

Non-interest income:
Service charges and fees on deposit accounts	81	80	76	74	52	48	42
Mortgage banking revenue	417	251	298	260	226	151	139
Income from bank-owned life insurance	11	12	12	12	13	13	12
Gain (loss) on sale of securities available for sale	—	(1)	—	—	87	15	53
Other income	89	81	88	69	72	64	98

Total non-interest income	598	423	474	415	450	291	344

Non-interest expense:
Salaries and employee benefits	1,239	1,247	1,125	1,062	959	985	952
Occupancy and equipment	233	247	283	209	212	203	220
Professional fees	82	63	61	81	99	105	69
Advertising	157	154	126	94	108	159	122
FDIC / State Assessment	42	46	50	36	34	32	31
Software Maintenance, amortization and other	133	129	126	125	124	126	99
Other	333	323	325	304	290	269	342

Total non-interest expense	2,219	2,209	2,096	1,911	1,826	1,879	1,835

Earnings before income taxes	1,177	845	1,002	945	905	585	682
Income taxes	412	309	356	335	323	203	181

Net earnings	$765	$536	$646	$610	$582	$382	$501

Basic earnings per share	$0.30	$0.27	$0.33	$0.31	$0.29	$0.19	$0.26

Diluted earnings per share	$0.30	$0.27	$0.32	$0.31	$0.29	$0.19	$0.26

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Assets
Cash & cash equivalents	$40,789	$35,200	$36,165	$23,077	$10,799
Securities available for sale	43,670	42,950	33,103	32,714	35,939
Loans, held for sale	3,803	2,695	3,291	3,525	4,125
Loans, net	242,149	225,742	222,768	222,768	213,455
Federal Home Loan Bank stock	274	274	220	220	390
Premises & equipment, net	5,012	5,091	4,929	4,653	4,221
Accrued interest receivable	818	782	798	705	721
Bank-owned life insurance	1,734	1,723	1,711	1,699	1,687
Other assets	1,016	1,072	956	603	601

Total Assets	$339,265	$315,529	$303,941	$289,964	$271,938

Liabilities and Stockholders’ Equity
Noninterest-bearing demand deposits	74,185	69,244	61,856	70,102	55,951
Savings, NOW and money-market deposits	196,786	196,897	192,768	167,818	162,908
Time deposits	21,242	20,108	20,723	23,236	21,524

Total Deposits	292,213	286,249	275,347	261,156	240,383
Federal Home Loan Bank advance	—	—	—	—	4,000
Official checks	898	838	632	1,093	767
Other liabilities	689	880	880	874	574

Total Liabilities	293,800	287,967	276,859	263,123	245,724

Total Stockholders’ Equity	45,465	27,562	27,082	26,841	26,214

Total Liabilities and Stockholders’ Equity	$339,265	$315,529	$303,941	$289,964	$271,938

Prime Meridian Holding Company and Subsidiary

Financial Highlights (Unaudited)

(in thousands, except per share data)

	Q2’17	Q1’17	Q4’16	Q3’16	Q2’16	Q1’16
Per Share Data:
Earnings per share - Basic	$0.30	$0.27	$0.33	$0.31	$0.29	$0.19
Earnings per share - Diluted	0.30	0.27	0.32	0.31	0.29	0.19
Book value per share	14.67	13.74	13.51	13.52	13.24	12.92

Selected Performance Ratios and Other Data:
Return on average assets(1)	0.94%	0.70%	0.87%	0.87%	0.87%	0.60%
Return on average equity(1)	8.21	7.88	9.62	9.14	9.04	6.05
Average yield on earning assets	4.05	3.94	4.00	4.06	4.09	4.05
Net interest margin	3.73	3.60	3.68	3.76	3.78	3.74
Efficiency ratio(2)	63.11	71.51	67.40	64.47	62.94	72.32

Asset Quality Data:
Nonaccrual loans	$137	$805	$811	$1,161	$439	$133
Total non-performing assets	137	805	811	1,161	439	133
Non-peforming assets/total assets	0.04%	0.26%	0.27%	0.40%	0.16%	0.05%

Regulatory Capital Ratios:
Tier 1 Leverage Capital Ratio	9.67%	8.65%	8.73%	9.01%	9.16%	9.36%
Common Equity Tier I Capital Ratio	12.61	11.54	11.70	11.55	11.70	12.25
Tier I Risk Based Capital Ratio	12.61	11.54	11.70	11.55	11.70	12.25
Total Capital Ratio	13.82	12.79	12.95	12.80	12.95	13.50

[1]	ROAA and ROAE are annualized
[2]	Efficiency Ratio represents non-interest expense divided by the sum of net interest income plus non-interest income.

CONTACT:	Randy Guemple, Chief Financial Officer

(850) 907-2301

Prime Meridian Holding Company

Website: www.primemeridianbank.com